                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     /X/ Preliminary Proxy Statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     / / Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             JP FOODSERVICE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

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     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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

                            JP FOODSERVICE, INC.
                          9830 PATUXENT WOODS DRIVE
                          COLUMBIA, MARYLAND 21046

                           ----------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              NOVEMBER 15, 1996

                           ----------------------

To our stockholders:

     Notice is hereby given that the 1996 annual meeting of stockholders of JP Foodservice, Inc. will be held at the Company's headquarters, located at 9830 Patuxent Woods Drive, Columbia, Maryland 21046, on Friday, November 15, 1996, at 10:00 a.m., local time, for the following purposes:

         1. to elect three directors of the Company for terms expiring at the 1999 annual meeting of stockholders;

         2. to consider and vote upon a proposal to approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 45,000,000 shares to 75,000,000 shares;

         3. to increase the number of shares of the Company's common stock authorized for issuance under the Company's Stock Option Plan for Outside Directors from 40,000 shares to 100,000 shares; and

         4. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on October 4, 1996 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,


                                          David M. Abramson
                                          Secretary
Dated:  October 18, 1996

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                              JP FOODSERVICE, INC.
                           9830 PATUXENT WOODS DRIVE
                            COLUMBIA, MARYLAND 21046

                         ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 15, 1996

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of JP Foodservice, Inc. for use at the 1996 annual meeting of stockholders to be held at the Company's Baltimore branch, located at 9830 Patuxent Woods Drive, Columbia, Maryland 21046, on Friday, November 15, 1996, at 10:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

         The Company is mailing its annual report for the fiscal year ended June 29, 1996 together with this proxy statement and the enclosed proxy to stockholders entitled to vote at the annual meeting. The annual report does not form any part of the material for the solicitation of proxies.

         The Company will pay the cost of all proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material. Shareholder Communications Corporation will assist in the distribution of proxy solicitation material, collection of proxies and the solicitation of proxies by personal interview, telephone and telegram for a fee estimated at $3,500, plus reimbursement of out-of-pocket expenses.

         This proxy statement and the enclosed proxy are first being mailed to the Company's stockholders on or about October 18, 1996.

VOTING AND REVOCABILITY OF PROXIES

         A proxy for use at the annual meeting and a return envelope are enclosed. Shares of Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares will be voted "FOR" the election of the three director nominees named in the proxy, "FOR" the proposal to amend the Company's Restated Certificate of Incorporation to increase the total number of authorized shares of the Company's Common Stock from 45,000,000 shares to 75,000,000 shares, and "FOR" the proposal to increase the number of shares of Common Stock authorized for issuance under the Company's Stock
Option Plan for Outside Directors from 40,000 shares to 100,000 shares. Discretionary authority is provided in the proxy as to any matters not specifically referred to therein. Management is not aware of any other matters which are likely to be brought before the annual meeting. However, if any such matters properly come before the annual meeting, the persons named in the proxy are fully authorized to vote thereon in accordance with their judgment and discretion.

         A stockholder who has given a proxy may revoke it at any time prior to its exercise at the annual meeting by either (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date or (3) voting in person at the annual meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: JP Foodservice, Inc., 9830 Patuxent Woods Drive, Columbia, Maryland 21046,
Attention:  Corporate Secretary.

VOTING PROCEDURE

         All holders of record of the Common Stock, par value $0.01 per share, of the Company at the close of business on October 4, 1996 will be eligible to vote at the annual meeting. Each holder of Common Stock is entitled to one vote at the annual meeting for each share held by such stockholder. As of October 4, 1996, there were 22,201,538 shares of Common Stock outstanding.

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business. Votes cast in person or by proxy, abstentions and broker non-votes will be tabulated by the inspectors of election and will be considered in the determination of whether a quorum is present at the annual meeting. The inspectors of election will treat shares represented by executed proxies which abstain or are withheld from a particular matter as shares that are present and entitled to vote for purposes of determining the approval of such matter. If, with respect to any shares, a broker or other nominee submits a proxy indicating that instructions have not been received from the beneficial owners or the persons entitled to vote and that such broker or other nominee does not have discretionary authority to vote such shares on a particular matter, those shares will not be treated as present and entitled to vote for purposes of determining the approval of such matter.

                               SECURITY OWNERSHIP

         The information set forth below regarding beneficial ownership of the Common Stock has been presented in accordance with rules of the Securities and Exchange Commission, and is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership of Common Stock includes any shares as to which a person has the sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days through the exercise of any stock option or other right.

PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of October 4, 1996, information based upon the Company's records and filings with the Securities and Exchange Commission regarding each person known to the Company to be the beneficial owner of more than 5% of the Common Stock.



                                                                       AMOUNT AND
                                                                       NATURE OF
                           NAME AND ADDRESS OF                         BENEFICIAL           PERCENT
                             BENEFICIAL OWNER                         OWNERSHIP(1)          OF CLASS
                        --------------------------                    ------------          --------
         Sara Lee Corporation(2)  . . . . . . . . . . . .              5,138,210             23.1%
                 Three First National Plaza
                 Chicago, Illinois  60602
         T. Rowe Price Associates, Inc.(3)   . . . . . . .             1,668,300              7.5
                 100 E. Pratt Street
                 Baltimore, Maryland  21202
         Janus Capital Corporation  . . . . . . . . . . .              1,291,100              5.8
         Thomas H. Bailey
                 100 Filmore Street, Suite 300
                 Denver, Colorado  80206(4)

         ------------------------------
         (1) Except as indicated, each person has sole voting power and investment power with respect to the shares shown.

         (2) Shares are held of record by Sara Lee Corporation's wholly owned subsidiary, Sara Lee Foodservice Holdings, Inc., which may be deemed to be the beneficial owner of such shares.

         (3) Shares shown are reported on a Schedule 13G dated June 30, 1996 filed with the Securities and Exchange Commission. Voting power with respect to all but 202,900 shares is exercised by other persons.

         (4)     Shares shown are reported on a Schedule 13G dated
                 February 13, 1996 filed with the Securities and Exchange Commission. Janus Capital Corporation and Mr. Bailey share voting power with respect to 1,291,100 shares, and disclaim any beneficial interest in such shares. Janus Venture Fund shares voting power with respect to 928,550 of the 1,291,100 shares reported by Janus Capital Corporation and Mr. Bailey.


SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth, as of October 4, 1996, information regarding the beneficial ownership of the Common Stock by each director and each nominee to the Board of Directors, each executive officer of the Company named in the Summary Compensation Table under "Executive Compensation," and all directors and executive officers of the Company as a group.


                                                                     AMOUNT AND NATURE
                              NAME OF                                 OF BENEFICIAL          PERCENT
                          BENEFICIAL OWNER                             OWNERSHIP(1)         OF CLASS
                          ----------------                             ---------            --------
         David M. Abramson(2)(3)  . . . . . . . . . . . .                  6,625               *%
         Michael J. Drabb(3)   . . . . . . . . . . . . . .                 4,250               *
         Eric E. Glass(3)  . . . . . . . . . . . . . . . .                 1,650               *
         Lewis Hay, III(3)(4)  . . . . . . . . . . . . . .                94,026               *
         Mark P. Kaiser(3).  . . . . . . . . . . . . . . .                53,603               *
         Paul I. Latta  . . . . . . . . . . . . . . . . .                  1,250               *
         George T. Megas(3) . . . . . . . . . . . . . . .                 17,309               *
         George A. Midwood(3)(5)  . . . . . . . . . . . .                  7,826               *
         James L. Miller(3)(6)  . . . . . . . . . . . . .                239,991             1.1
         Jeffrey D. Serkes  . . . . . . . . . . . . . . .                     --               *
         Dean R. Silverman  . . . . . . . . . . . . . . .                  1,250               *
         All directors and executive officers
         as a group (11 persons)  . . . . . . . . . . . .                427,780             1.9

         ------------------------------
         (*)     Represents holdings of less than 1%.
         (1)     The shares shown as beneficially owned include shares credited to participant accounts in the Company's 401(k) retirement savings plan, which are voted by the plan's trustees, as follows: Mr. Hay, 481; Mr. Kaiser, 459; Mr. Megas, 417;
                 and Mr. Miller, 10,830.
         (2)     Includes 2,000 shares held by a family trust for the benefit of Mr. Abramson's minor children, of which Mr. Abramson acts as the trustee and with respect to which he exercises voting power and investment power, and 375 shares credited to Mr.
                 Abramson's account in the Levan, Schimel, Belman & Abramson,
                 P.A. 401(k) Profit Sharing Plan & Trust, which are voted by such plan's trustees.
         (3)     Includes shares which may be acquired within 60 days pursuant to outstanding options by the person or persons listed, as follows: Mr. Abramson, 4,250; Mr. Drabb, 4,250; Mr. Glass,
                 1,250; Mr. Hay, 23,739; Mr. Kaiser, 21,925; Mr. Latta, 1,250;
                 Mr. Megas, 7,364; Mr. Midwood, 4,250; Mr. Miller, 55,951; Mr.
                 Silverman, 1,250; and all directors and executive officers as a group, 125,479.

         (4) Includes 381 shares held by Mr. Hay's wife as a custodian for their minor children. Mr. Hay disclaims any beneficial interest in such shares.
         (5) Mr. Midwood's term as a director will expire at the 1996 annual meeting.
         (6) Includes 1,195 shares owned by members of Mr. Miller's family. Mr. Miller disclaims any beneficial interest in such shares.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

NOMINEES FOR ELECTION AS DIRECTORS

         The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company provide that the Board of Directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. In accordance with the by-laws, the membership of the Board of Directors currently is fixed at nine directors, with three directors to serve until this annual meeting, three directors to serve until the 1997 annual meeting of stockholders and three directors to serve until the 1998 annual meeting of stockholders. Upon the expiration of the term of office of each class as set forth above, the directors in such class will be elected for a term of three years to succeed the directors whose terms of office expire.

         Three nominees are named in this proxy statement. If elected, the directors will serve a three-year term to expire at the 1999 annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. The Board of Directors has nominated two incumbent directors, Lewis Hay, III and Mark P. Kaiser, and Jeffrey D. Serkes for election to the Board. Mr. Hay has served as a director since 1991 and Mr. Kaiser has served as a director since September 3, 1996.

         Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. In the event that either nominee should become unable or unwilling to serve as a director, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee for the office of director as the Board of Directors may recommend. It is not anticipated that either nominee will be unable or unwilling to serve as a director.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

         Biographical information concerning each of the nominees and directors continuing in office is presented on the following pages.

                  NOMINEES FOR ELECTION FOR THREE-YEAR TERMS:

                                                                      Director
                                   Name                    Age         Since
                                   ----                    ---      ----------
                 Lewis Hay, III . . . . . . . . . . . . .  41          1991
                 Mark P. Kaiser . . . . . . . . . . . . .  39          1996
                 Jeffrey D. Serkes  . . . . . . . . . . .  38           -

         Lewis Hay, III joined the Company in 1991 as Senior Vice President and Chief Financial Officer. Before joining the Company, Mr. Hay was a Vice President and partner of Mercer Management Consulting (formerly Strategic Planning Associates), where he led the strategy consulting practice in the firm's Washington, D.C. office. Mr. Hay joined Mercer Management Consulting in 1982 and, beginning in 1986, participated in a number of consulting projects for PYA/Monarch, Inc., a wholly owned subsidiary of Sara Lee Corporation ("PYA/Monarch"), including the management-led leveraged acquisition of certain operations of PYA/Monarch in connection with the formation of the Company. Mr. Hay also serves as a member of the Council on Finance for the Graduate School of Industrial Administration of Carnegie Mellon University.

         Mark P. Kaiser has served as the Senior Vice President-Sales, Marketing and Procurement of the Company since 1993. Mr. Kaiser served as the Company's Vice President-Sales and Marketing from 1989 to 1991 and as Executive Vice President-Sales, Marketing and Procurement of the Company from 1991 to 1993. Mr. Kaiser previously held a number of positions at PYA/Monarch, including Vice President-Sales from 1985 to 1989.

         Jeffrey D. Serkes has served as Vice President and Treasurer of International Business Machines Corporation ("IBM") since January 1995, and Assistant Treasurer of IBM from August 1994 to December 1994. From 1987 to August 1994, Mr. Serkes held a number of positions with RJR Nabisco, Inc., including Vice President and Deputy Treasurer and Vice President and Assistant Treasurer, Corporate Finance.

                     DIRECTORS WHOSE TERMS EXPIRE IN 1997:

                                                                    Director
                          Name                             Age        Since
                          ----                             ---     ----------
                 James L. Miller  . . . . . . . . . . . .  47        1989
                 David M. Abramson  . . . . . . . . . . .  43        1994
                 Dean R. Silverman  . . . . . . . . . . .  45        1996

         James L. Miller has served as Chairman of the Board of Directors and as President and Chief Executive Officer of the Company since July 1989. From 1986 to 1989, Mr. Miller served as Executive Vice President and Chief Operating Officer of the Northern Division of PYA/Monarch. From 1983 to 1985, Mr. Miller served as Vice President and General Manager of PYA/Monarch's Northeast Division. Before joining PYA/Monarch, Mr. Miller was employed by SYSCO Corp., from 1972 to 1983, where he held the positions of Vice President of Operations, Vice President of Sales, Vice President and General Manager.

         David M. Abramson has served as Senior Vice President and General Counsel of the Company since July 1, 1996, and as Secretary of the Company effective September 2, 1996. Mr. Abramson was the President and
Managing Principal of the law firm of Levan, Schimel, Belman & Abramson, P.A. from 1992 to 1996. Previously, Mr. Abramson was a Vice President and Principal of that firm. Mr. Abramson serves as a director of Monocacy Bancshares, Inc., which is the parent corporation of Taneytown Bank & Trust Company in Taneytown, Maryland.

         Dean R. Silverman has served as a director of the Company since September 3, 1996. Mr. Silverman has served as the President of Dean & Company, a strategic management consulting company located in Vienna, Virginia, since 1993. Prior to 1993, Mr. Silverman was Executive Vice President and partner of Mercer Management Consulting.

                     DIRECTORS WHOSE TERMS EXPIRE IN 1998:

                                                                  Director
                          Name                             Age     Since
                          ----                             ---    --------
                 Michael J. Drabb . . . . . . . . . . . .  62       1994
                 Eric E. Glass  . . . . . . . . . . . . .  56       1996
                 Paul I. Latta  . . . . . . . . . . . . .  53       1996

         Michael J. Drabb has served as a director of the Company since 1994. Mr. Drabb has served as Executive Vice President of O'Brien Asset Management, Inc., an institutional asset management firm, since August 1993. From April 1992 to July 1993, Mr. Drabb was retired. Mr. Drabb served as an Executive Vice President and a member of the cabinet of The Mutual Life Insurance Company of New York ("MONY") from 1989 to 1992 and was employed by MONY from 1961 until his retirement in 1992. Mr. Drabb also serves as a director of the New York Life Fund, Inc., the New York Life MFA Series Fund, Inc., the MONY Series Fund, Inc. and United States Leather, Inc.

         Eric E. Glass has served as a director of the Company since February 19, 1996. Mr. Glass has served as the Chairman of the Board for The Taney Corporation, a manufacturer of wooden stairway components and stairways, since 1995. Previously, from 1962 to 1995, Mr. Glass served as President of The Taney Corporation. Mr. Glass also serves as a director of the Gettysburg Hospital in Gettysburg, Pennsylvania and Vice Chairman of the Board and Chairman of the Executive Committee of Monocacy Bancshares, Inc., which is the parent corporation of Taneytown Bank & Trust Company in Taneytown, Maryland.

         Paul I. Latta has served as a director of the Company since September 3, 1996. Mr. Latta has served most recently as Senior Vice President of The Rouse Company, where he is responsible for all retail properties. Mr. Latta previously held a number of positions with The Rouse Company, where he has worked since 1968.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         The Board of Directors held eight meetings during the Company's 1996 fiscal year. During fiscal year 1996, each director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period he served as a director and the total number of meetings held by each committee of the Board on which he served (during the period for which he served).

         The Company's Board of Directors currently has three standing committees, the Audit Committee, the Compensation Committee and the Nominating Committee.

         The Audit Committee, which met eight times during fiscal year 1996, currently consists of Mr. Drabb and Mr. Midwood. The Committee is responsible for recommending to the full Board the selection of the Company's independent auditors, reviewing the scope of the audit plan and the results of each audit with management and the independent auditors, reviewing the adequacy of the Company's system of internal accounting controls in consultation with the independent auditors, reviewing generally the activities and recommendations of the independent auditors, and exercising oversight with respect to the Company's code of conduct and other policies and procedures regarding adherence with legal requirements.

         The Compensation Committee, which held four meetings during fiscal year 1996, currently consists of Mr. Drabb and Mr. Glass (commencing June 11, 1996). During fiscal year 1996, the Compensation Committee consisted of Mr. Drabb, Mr. Abramson (until June 10, 1996) and Ann E. Ziegler, Executive Director - Corporate Development of Sara Lee Corporation ("Sara Lee") (until June 27,
1996). The Committee is responsible for establishing the compensation and benefits of the executive officers of the Company and its subsidiaries, monitoring compensation arrangements for management employees for consistency with corporate objectives and stockholders' interests, and administering certain of the Company's benefit plans.

         The Nominating Committee of the Board of Directors, which did not meet during fiscal year 1996, currently consists of Mr. Glass, Mr. Hay and Mr. Silverman. The Committee is responsible for recommending to the full Board potential candidates for membership on the Board. The Company's Restated Certificate of Incorporation provides that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to the Secretary of the Company at the Company's principal office in Columbia, Maryland a written notice of the stockholder's intention to make such a nomination. The stockholder is required to furnish the notice not later than 90 days prior to the date that is one year from the date of the most recent preceding meeting of stockholders. The notice must include the following information: (1) the name and address of record of the stockholder who intends to make the nomination, (2) a representation that the stockholder is a holder of record of Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (3) the name, age, business and residential addresses and principal occupation or employment of each nominee, (4) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (5) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the Securities and Exchange Commission and (6) the written consent of each proposed nominee to serve as a director of the Company if so elected.

         Directors who are not also employees of the Company receive an annual fee of $12,000, plus $1,000 for each Board meeting attended in person, $750 for each Board meeting attended by conference telephone, $750 for each committee meeting attended in person ($300 if attended in person on the date of a Board meeting), and $300 for each committee meeting attended by conference telephone. In addition, such directors receive an annual grant of options for 1,000 shares of Common Stock under the Company's Stock Option Plan for Outside Directors. The plan also provides that each such director will receive options to purchase 5,000 shares of Common Stock upon his initial election or appointment to the Board.

BOARD MEMBERSHIP AGREEMENT

         Under a Board Membership Agreement between the Company and Sara Lee, Sara Lee has the right to designate for nomination as directors (the "Sara Lee Directors") (1) three directors, if the percentage of the Company's outstanding voting securities then beneficially owned by Sara Lee is 25% or more; (2) two directors, if the percentage of outstanding voting securities then owned is at least 15% but less than 25%, (3) one director, if the percentage of outstanding voting securities then owned is at least 8% but less than 15%, and (4) no directors, if the percentage of outstanding voting securities then owned is less than 8%. The Board Membership Agreement provides that, if the percentage of outstanding voting securities beneficially owned by Sara Lee decreases below the percentage corresponding to the number of Sara Lee Directors then in office, upon the request of the Chairman of the Board, Sara Lee will use its best efforts to secure the resignation of that number of Sara Lee Directors required to reduce the number of Sara Lee Directors to the number corresponding to the percentage of voting securities then beneficially owned by Sara Lee. In determining Sara Lee's ownership of the Company's outstanding voting securities for purposes of the Board Membership Agreement, voting securities held by the Sara Lee Foundation will be deemed to be beneficially owned by Sara Lee. Sara Lee also has the right, under the Board Membership Agreement, to nominate one member of the Nominating Committee and one member of the Compensation Committee for so long as it beneficially owns 15% or more of the Company's outstanding voting securities.

         Prior to June 27, 1996, Sara Lee designated three members of the Board of Directors, one member of the Nominating Committee and one member of the Compensation Committee pursuant to the Board Membership Agreement. Sara Lee advised the Company in late June 1996 that, in view of Sara Lee's active continuing involvement in the foodservice distribution industry through its subsidiary PYA/Monarch, Inc., it had determined that continued service by its designees on the Company's Board of Directors might raise the possibility of a conflict of interest. Effective June 27, 1996, Sara Lee's designees resigned from the Company's Board of Directors. In September 1996, the Board of Directors appointed Mark P. Kaiser to serve as a director until this annual meeting, Dean R. Silverman to serve as a director until the 1997 annual meeting of stockholders and Paul I. Latta to serve as a director until the 1998 annual meeting of stockholders.

                               CHARTER AMENDMENT

                                  (PROPOSAL 2)

         The Company's Restated Certificate of Incorporation presently authorizes the issuance of a total of 45,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share, for a total of authorized capital stock of 50,000,000 shares. The stockholders are asked to consider and vote upon a proposal (the "Charter Proposal") to amend the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 45,000,000 shares to 75,000,000 shares. If the Charter Proposal is approved, the number of authorized shares of Preferred Stock would remain at 5,000,000, and the total authorized capital stock of the Company would increase to 80,000,000 shares.

        Of the presently authorized 45,000,000 shares of Common Stock, 22,201,538 shares were issued and outstanding as of October 4, 1996, and an additional 3,072,404 shares were reserved for issuance under the Company's benefit plans. If the Charter Proposal is not approved, the Company would have available for future issuance, not including 3,072,404 shares reserved for issuance under the benefit plans, 19,726,058 shares of Common Stock. If the Charter Proposal is approved, such number will increase to 49,726,058 shares.

         Although there are no present plans or commitments to issue the proposed additional authorized shares of Common Stock, such shares would be available for issuance without further action by stockholders except as required by law or regulation. The Board of Directors believes that the authorization of such shares is desirable so that there will be sufficient shares available for issuance for purposes that the Board of Directors may hereafter determine to be in the best interests of the Company and its stockholders. Such purposes could include additional offers of shares for cash and acquisitions of foodservice businesses, as well as the declaration of stock splits and stock dividends and other general corporate purposes. In the first half of fiscal year 1997, the Company completed acquisitions of three foodservice businesses, the consideration for which consisted entirely or partially of Common Stock, and completed a public offering of additional shares of Common Stock for cash. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transaction on a timely basis. The Board of Directors believes it should have the flexibility to act promptly in the best interests of its stockholders. The terms of any future issuance of shares of the Company's Common Stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance.

         The proposed increase in authorized shares of Common Stock of the Company is designed to provide flexibility to the Company's management. However, these additional shares, if issued, could be used to create impediments to or otherwise discourage persons attempting to gain control of the Company, and would have a dilutive effect on stockholders.

         If the Charter Proposal is approved, Article IV of the Restated Certificate of Incorporation of the Company would read in its entirety as follows:
                                   ARTICLE IV
                                 CAPITAL STOCK

                   The Corporation shall have the authority to issue
             a total of eighty million (80,000,000) shares of capital stock, each with a par value of $0.01, consisting of seventy-five million (75,000,000) shares of Common Stock and five million (5,000,000) shares of Preferred Stock.

         Approval of the Charter Proposal will require the affirmative vote of a majority of the outstanding shares of the Company's Common Stock entitled to vote thereon.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE CHARTER PROPOSAL.

              AMENDMENT OF STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

                                  (PROPOSAL 3)

         The stockholders are asked to consider and vote upon an amendment (the "Director Plan Amendment") to the Company's Stock Option Plan for Outside Directors (the "Director Plan"). The Director Plan was originally adopted by the Company's stockholders on November 15, 1994. The Director Plan initially authorized for issuance 40,000 shares of Common Stock. At October 4, 1996, there were approximately 7,000 shares of Common Stock available for issuance under the Director Plan.

         The Board of Directors has reviewed the Company's equity-based compensation plans and has concluded that the number of shares remaining available for grant under the Director Plan is not sufficient for the continued operation of the Director Plan. The Board of Directors believes that an important element of director compensation is equity-based incentive compensation. Such compensation advances the interest of the Company by encouraging, and providing for, the acquisition of equity interests in the Company by outside directors, thereby providing substantial motivation to enhance stockholder value by aligning their interests with stockholders. In order to provide the Company with the ability to continue utilizing equity-based incentive compensation under the Director Plan, the Board of Directors proposed the adoption, subject to stockholder approval, of the Director Plan Amendment to increase the number of shares of Common Stock reserved for issuance under the Director Plan from 40,000 shares to 100,000 shares.

         The full text of the Director Plan Amendment is attached as Exhibit A to this Proxy Statement. If approved by the stockholders at the annual meeting, the Director Plan Amendment will become effective immediately.

SUMMARY OF THE DIRECTOR PLAN AMENDMENT

         The Director Plan Amendment increases the number of shares of Common Stock which may be issued upon the exercise of options by 60,000 shares. As amended, the Director Plan will continue to provide for appropriate adjustment in the number of shares in the event of a stock dividend, merger or similar transaction.

SUMMARY OF MATERIAL PROVISIONS OF THE DIRECTOR PLAN

         The following is a summary of the material provisions of the Director Plan, as proposed to be amended:

        Shares. The Director Plan will be amended to authorize 60,000 additional shares of Common Stock or less than one-half of one percent of the Common Stock outstanding as of October 4, 1996. These shares are in addition to the 40,000 shares of Common Stock currently authorized for issuance or subject to issuance upon exercise of outstanding awards under the Director Plan.

         Eligibility and Option Grants. No director of the Company who is an employee of the Company is eligible to participate in the Director Plan. Each other director of the Company is an "Outside Director" eligible to participate in the Director Plan. As of October 4, 1996, there were five Outside Directors, each of whom has received option grants in accordance with the Director Plan.
A total of 33,000 shares of Common Stock currently are subject to options granted under the Director Plan.

         Each Outside Director receives an option grant to purchase 5,000 shares of Common Stock upon election to the Board of Directors. In addition, each eligible Outside Director who has received an initial grant under the Director Plan receives an option grant to purchase 1,000 shares of Common Stock on each anniversary of the initial grant. If shares subject to an option under the Director Plan cease to be subject to such option, or if shares under the Director Plan are forfeited, or otherwise terminate without a payment being made to the Outside Director in the form of Common Stock, such shares will again be available for option grants pursuant to the terms of the Director Plan.

         Neither the Options nor anything contained in the Director Plan confers upon any Outside Director any right to continue as a director of the Company. Further, the Director Plan does not limit in any way the ability of the Board of Directors or the stockholders of the Company to terminate service of any Outside Director on the Board at any time.

         Administration. The Director Plan is administered by the Board of Directors. However, the Board of Directors has no discretion to determine which Outside Directors will receive options, to set the number of shares subject to option awards or to set the exercise price for an option.

         Option Price. The option price for each Option granted under the Director Plan is determined as of the date of grant. The purchase price of each share of Common Stock covered by an Option (the "Option Price") is equal to the Fair Market Value (as hereinafter defined) of one share of Common Stock on the date the Option is granted (the "Option Grant Date"). In no event will the Option Price be less than the par value of the Common Stock.

         For Options granted in conjunction with the Company's initial public offering of Common Stock, the Fair Market Value was $11.00 per share of Common Stock. The Common Stock currently is quoted on the National Market of the National Association of Securities Dealers Automated Quotation System ("Nasdaq"). For as long as the Common Stock is quoted on the Nasdaq National Market, the Fair Market Value will be the closing price of the Common Stock as reported by the Nasdaq National Market on the Option Grant Date. If there is no closing price reported on the Option Grant Date, the Fair Market Value will be deemed equal to the closing price as reported by the Nasdaq National Market for the last preceding date on which sales of Common Stock were reported. In the event the Common Stock is listed in the future on an established stock exchange or exchanges, the Fair Market Value will be the closing price of the Common Stock on the exchange that trades the largest volume of Common Stock on the Option Grant Date.

         An Outside Director may pay the Option Price (1) in cash, (2) by the surrender of shares of Common Stock owned by the Outside Director exercising the Option and having a fair market value on the date of exercise equal to the aggregate Option Price or (3) any combination thereof. Shares of Common
Stock that are surrendered in payment of the Option Price will be valued at their Fair Market Value on the date of exercise.

         Vesting. Options are exercisable only to the extent they are vested. Except as discussed below, one-fourth of each Option granted vests on the Option Grant Date and an additional one-fourth of such Option vests on each of the first, second and third anniversary of the Option Grant Date, provided that the optionee is an Outside Director on such date.

         Term and Limitations on Exercise. Options may be exercised during their term by an Outside Director, in whole or in part, by giving timely written notice to the Company, but only with respect to whole shares of Common Stock. The term of any Option granted under the Outside Directors Plan will be ten years from the Option Grant Date. No Option may be exercised after the expiration of its term.

         If an Outside Director ceases to be an Outside Director after attaining age 65 or as a result of such Outside Director death or disability, all outstanding Options granted to such Outside Director will vest and the Outside Director (or such Outside Director estate, in the event of death) may exercise the Outside Director outstanding Options at any time (1) during the two-year period beginning on the date on which the Outside Director ceases to be an Outside Director or, if earlier, (2) until the date on which such outstanding Options expire according to their terms.

         If an Outside Director ceases to act as such for any reason other than the reasons described in the preceding paragraph, the Outside Director may exercise such Outside Director outstanding Options to the extent vested at any time (1) during the three-month period beginning on the date on which the Outside Director ceases to act as such or, if earlier, (2) until the date on which such outstanding Options expire according to their terms.

         If an Outside Director dies after ceasing to act as such, but within the time period during which the Outside Director outstanding Options are still exercisable, the Outside Director outstanding Options may be exercised by such Outside Director legatees or distributees or the personal representative of such Outside Director estate. Such outstanding vested Options may be exercised at any time (1) during the two-year period beginning on the date on which the Outside Director ceases to act as such or, if earlier, (2) until the date on which such outstanding Options expire according to their terms.

         Notwithstanding the foregoing, in the event of a Change of Control (as hereinafter defined), each Option that has been outstanding for at least six months after the Option Grant Date will vest and will be fully exercisable.

         An option granted under the Director Plan is not exercisable more than ten years from the Option Grant Date, and no option may be granted under the Director Plan on or after November 4, 2004.

         Non-Transferability of Options. Options, by their terms, are not transferable by an Outside Director during such Outside Director lifetime, and may not be assigned, exchanged, pledged, transferred or otherwise encumbered or disposed of except pursuant to a qualified domestic relations order, by will or by the applicable laws of descent and distribution. Under the Director Plan, Options are exercisable during the Outside Director lifetime only by the Outside Director or such Outside Director guardian or legal representative.

         Corporate Changes; Change of Control. Appropriate adjustments will be made to the Option Price and the number of shares subject to Options under the Director Plan if there are any changes in the Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers or consolidations.

         In the event of a Change of Control, all Options that have been outstanding under the Director Plan for at least six months will automatically become 100% vested and exercisable. Under the Director Plan, a "Change of Control" means (1) a person or group (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned by the stockholders of the Company in substantially the same proportions as their ownership of voting stock of the Company) is or becomes (other than solely by reason of a repurchase of Common Stock by the Company) the beneficial owner of voting stock of the Company representing 50% or more of the combined voting power of the

Company's then-outstanding voting stock; (2) the Company consolidates with or merges with or into another corporation or partnership or conveys, transfers or leases, in any transaction or series of transaction, all or substantially all of its assets to any corporation or partnership, or any corporation or partnership merges with or into the Company, in any event pursuant to a transaction in which the outstanding voting stock of the Company is reclassified or changed into or exchanged for cash, securities or other property (other than any transaction where the voting stock of the Company is changed into or exchanged for voting stock of the surviving corporation, and no person or group who did not beneficially own more than 50% of the total outstanding voting stock of the Company immediately prior to such transaction beneficially owns, immediately after such transaction, more than 50% of the total outstanding voting stock of the surviving corporation) or the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or
(3) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

         Amendments. The Director Plan may be amended by the Board of Directors except that the Board may not, without the approval of the Company's stockholders, (1) extend the term of the Director Plan, (2) materially modify the eligibility requirements to receive options under the Director Plan, (3) increase the number of shares of Common Stock which may be issued pursuant to the exercise of options granted under the Director Plan, (4) change the minimum purchase price, or (5) materially increase the benefits accruing to optionees under the Director Plan.

         Federal Income Tax Aspects. With respect to the options granted pursuant to the Director Plan: (1) no income is realized by the Outside Director at the time the option is granted; (2) generally upon exercise of the option, the Outside Director realizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a tax deduction of the same amount; and (3) at disposition, any appreciation (or depreciation) after date of exercise is treated as either short-term or long-term capital gain or loss, depending upon the length of time that the Outside Director has held the shares.

         It is not possible to determine the dollar value of benefits to which any individuals would be entitled during fiscal year 1997 pursuant to the Director Plan. Because only Outside Directors will be entitled to receive options under the Director Plan, no executive officers named in the Summary Compensation Table, or other executive officers, officers or employees will be entitled to receive options under the Director Plan. The group of Outside Directors, which during fiscal 1997 will consist of five persons (assuming the election of all nominees at the 1996 annual meeting), would receive options covering an aggregate of 17,000 shares of Company Common Stock in fiscal year 1997.

         Approval of the Director Plan Amendment will require the affirmative vote of a majority of the voting shares of the Company's Common Stock represented and entitled to vote at the annual meeting. THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE DIRECTOR PLAN AMENDMENT.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers for fiscal year 1996.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                                   LONG-TERM COMPENSATION
                           ----------------------------------------------       ---------------------------------------------------
                                                                                         AWARDS                      PAYOUT
                                                                               ------------------------  -------------------------
                                                                                            Securities
                                                                               Restricted   Underlying
    Name and                 Fiscal                           Other Annual       Stock       Options/     LTIP        All Other
Principal Position            Year    Salary($)   Bonus($)  Compensation($)(1)  Award(s)     SARs(*)   Payouts($) Compensation($)(2)
------------------           ------   ---------   --------  ---------------    ---------   ----------  ---------- -----------------
James L. Miller . . . . . . . 1996    $266,245    $352,914        $45,433          -       30,895         -           $3,473
Chairman of the               1995     233,337     220,383         47,210          -       68,489         -            5,086
   Board, President and       1994     223,787     254,287         48,600          -          -           -            4,499
   Chief Executive Officer

Lewis Hay, III  . . . . . . . 1996     202,498     221,768            -            -       13,118         -            3,655
Senior Vice President and     1995     192,559     154,589            -            -       29,054         -            4,976
   Chief Financial Officer    1994     184,679     178,371            -            -          -           -            7,517

Mark P. Kaiser  . . . . . . . 1996     155,192     131,913            -            -       13,118         -            2,736
Senior Vice President -       1995     125,192      75,115         27,457          -       26,333                      3,433
   Sales, Marketing and       1994     107,403      45,110         25,084          -          -           -            2,496
   Procurement

George T. Megas . . . . . . . 1996     104,364      63,000            -            -        4,184         -            2,599
Vice President - Finance      1995     100,589      60,353            -            -        8,956         -            3,336
                              1994      95,230      39,997            -            -                      -            4,503

----------------------

(1) The amounts shown in the "Other Annual Compensation" column for fiscal years 1996, 1995 and 1994, respectively, include (i) for Mr. Miller, $21,774, $22,699 and $24,075 relating to the personal use of a Company-owned automobile and $20,059, $20,911 and $20,925 representing reimbursement of federal and state taxes in connection with such use, and (ii) for Mr. Kaiser, $12,451, $12,415 and $13,213 relating to the personal use of a Company-owned automobile and $11,470, $11,442 and $8,271 representing reimbursement of federal and state taxes in connection with such use.

(2) The amounts shown in the "All Other Compensation" column for fiscal years 1996, 1995 and 1994, respectively, consist of the following: (i) for Mr. Miller, $2,782, $4,410 and $3,938 in Company matching contributions to the Company's 401(k) retirement savings plan, a defined contribution plan (the "401(k) Plan"), and $691, $676 and $561 in premiums paid by the Company for group term life insurance; (ii) for Mr. Hay, $3,082, $4,418 and $7,075 in Company matching contributions to the 401(k) Plan and $573, $558 and $442 in premiums paid by the Company for group term life insurance; (iii) for Mr. Kaiser, $2,341, $3,044 and $2,170 in Company matching contributions to the 401(k) Plan and $395, $389 and $326 in premiums paid by the Company for group term life insurance; and (iv) for Mr. Megas, $2,296, $3,042 and $4,266 in Company matching contributions to the 401(k) Plan and $303, $294 and $237 in premiums paid by the Company for group term life insurance.

STOCK OPTION GRANTS IN FISCAL YEAR 1996

         The following table sets forth information concerning all stock options granted during fiscal year 1996 to the executive officers named in the Summary Compensation Table. As of the date of this proxy statement, the Company has not granted any stock appreciation rights ("SARs").

                     OPTION/SAR GRANTS IN FISCAL YEAR 1996


                                              INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE
                     -------------------------------------------------------------------           VALUE OF ASSUMED
                      NUMBER OF         % OF TOTAL                                               ANNUAL RATES OF STOCK
                      SECURITIES       OPTIONS/SARS                                              PRICE APPRECIATION FOR
                      UNDERLYING        GRANTED TO          EXERCISE OR                              OPTION TERM (4)
                     OPTIONS/SARS     EMPLOYEES IN         BASE PRICE       EXPIRATION        -------------------------
    NAME             GRANTED(#)(1)   FISCAL YEAR 1996     ($/SHARE)(2)       DATE (3)              5%             10%
    ----             -------------   ----------------     ------------     ------------       ---------       ---------
James L. Miller......     30,895           19.45%           $14.00           8/31/2005        $ 276,873        $ 701,651
Lewis Hay, III.......     13,118            8.26             14.00           8/31/2005          117,560          297,921
Mark P. Kaiser.......     13,118            8.26             14.00           8/31/2005          117,560          297,921
George T. Megas......      4,184            2.63             14.00           8/31/2005           37,496           95,022

---------------------
(1) One-third of each option vests on each of the first, second and third anniversary of the option grant date. Upon a change in control of the Company, all previously unvested options will vest and become immediately exercisable.

(2) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date, or in a combination of cash and shares.

(3)      The term of each option may not exceed ten years.

(4) The hypothetical potential appreciation shown in these columns reflects the required calculations at annual assumed appreciation rates of 5% and 10%, as set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of the Common Stock.

STOCK OPTION EXERCISES IN FISCAL YEAR 1996

         The following table sets forth information concerning all stock options exercised during fiscal year 1996 and unexercised stock options held at the end of that fiscal year by the executive officers named in the Summary Compensation Table.

    AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1996 AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                                                VALUE OF UNEXERCISED
                                                                NUMBER OF SECURITIES                IN-THE-MONEY
                                                               UNDERLYING UNEXERCISED              OPTIONS/SARS AT
                                                               OPTIONS/SARS AT 6/29/96                6/29/96(1)
                                                          ------------------------------   -------------------------------
                        SHARES ACQUIRED      VALUE         EXERCISABLE     UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
 NAME                    ON EXERCISE(#)   REALIZED ($)    (# OF SHARES)    (# OF SHARES)    ($ VALUE)         ($ VALUE)
 ----                   ---------------   ------------    -------------    -------------   -----------      -------------
James L. Miller               -              -              22,827           76,557           319,578          971,389
Lewis Hay, III                -              -               9,683           32,489           135,562          412,213
Mark P. Kaiser                -              -               8,776           30,675           122,864          386,817
George T. Megas               -              -               2,985           10,155            41,790          128,572

---------------------
(1) Value based on the closing price of a common share of $25.00 on June 28, 1996, as reported on the Nasdaq National Market, minus the exercise price.

EXECUTIVE EMPLOYMENT CONTRACTS

         The Company has entered into an employment agreement with James L. Miller, dated July 3, 1989 and amended as of June 27, 1995, pursuant to which Mr. Miller is employed by the Company as the Chairman of the Board, President and Chief Executive Officer. The agreement provides for successive one-year renewals unless the Company gives written notice at least one year in advance of its intention not to renew. The employment agreement provides that the Company will pay Mr. Miller a base salary of $170,000 per annum, subject to such increases as the Board may determine on an annual basis. The agreement also provides that Mr. Miller has the right to participate in the Company's annual bonus program, under which he may earn a percentage of his annual base salary for such year based on the achievement by the Company of certain financial and operating targets set by the Compensation Committee. If the Company's performance meets these targets, Mr. Miller's annual bonus will be 100% of his annual base salary. If the Company's performance is higher or lower than such targets, Mr. Miller's bonus will be a higher or lower percentage of his base salary.

         The Company has entered into an employment agreement with Lewis Hay, III, dated August 9, 1991 and amended as of June 27, 1995, pursuant to which Mr. Hay is employed by the Company as Senior Vice President and Chief Financial Officer. The agreement provides for successive one-year renewals unless the Company gives written notice at least 360 days in advance of its intention not to renew. The employment agreement provides that the Company will pay Mr. Hay a base salary of $170,000 per annum, subject to such increases as the Board may determine on an annual basis. Mr. Hay's employment agreement also provides that Mr. Hay has the right to participate in the Company's annual bonus program, under which he may earn a percentage of his annual base salary for such year based on the achievement by the Company of certain financial and operating targets set by the Compensation Committee. If the Company's performance meets the targets, Mr. Hay's annual bonus will be 85% of his annual base salary. If the Company's performance is higher or lower than such targets, Mr. Hay's bonus will be a higher or lower percentage of his base salary.

         The Company's employment agreements with Mr. Miller and Mr. Hay, as well as the Company's severance agreements dated as of September 27, 1995 with Mark P. Kaiser and George T. Megas, provide for the payment of certain severance benefits to each such officer if the officer's employment is terminated by the Company without cause or if the officer terminates his employment for cause. In the latter case, "cause," as defined, includes a material reduction in the executive's duties, certain relocations of the executive's office, a reduction in the executive's base salary, and notification to the executive that his employment agreement will not be renewed. Upon such a termination, the executive will be entitled to receive
(1) a lump-sum payment in an amount equal to three times (for Messrs. Miller and Hay) or two times (for Messrs. Kaiser and Megas) the executive's base salary and bonus for the preceding fiscal year (reduced, in certain circumstances, by any amount attributable to the acceleration of the vesting of outstanding stock options) and (2) welfare and similar benefits for three years substantially equivalent to those provided prior to termination. If the payment is deemed to result from a change in control of the Company and the amount payable to either officer under these agreements exceeds certain threshold amounts, federal excise tax could be imposed on the officer and the Company could lose a tax deduction for a portion of the payment. If the amount payable would result in such effects, the amount payable will be reduced by the amount the payment exceeds the threshold.

         The Company has entered into employment agreements with Messrs. Miller, Hay, Kaiser and Megas, dated as of January 4, 1996, which will supersede the foregoing employment and severance agreements at such time, if any, as there is a change of control (as defined) of the Company. Each agreement provides for a three-year employment term. Each executive will be entitled to receive a base salary at least equal to twelve times the highest monthly base salary paid or payable to the executive during the twelve months immediately preceding commencement of the employment term. In addition, each executive will be eligible to receive annual cash and non-cash bonuses in an amount at least equal to the bonuses for which such executive previously was eligible. Each agreement provides for payment of severance benefits to the executive if, among other things, the executive terminates his employment for good reason. Good reason is defined to include termination by the executive for any reason within six months after commencement of the employment term and, subsequent to such six-month period, termination for specified reasons, including a material reduction in the executive's duties, certain relocations of the executive's office and failure of the Company to comply with requirements of the agreement relating to the executive's compensation. Upon such a termination, the executive will be entitled to receive (i) a lump-sum payment in an amount equal to three times the executive's annual base salary and highest annual bonus (as defined) and (ii) welfare and fringe benefits for three years substantially equivalent to those provided prior to termination.
If the foregoing payment is deemed to result from a change in control of the Company and the amount payable to the executive under the agreement exceeds certain threshold amounts, federal excise tax could be imposed on the executive and the Company could lose a tax deduction for a portion of the payment. The agreement provides (subject to certain limitations) that, in the event a federal excise tax is imposed, the Company will pay the executive a "gross-up" payment in an amount such that, after payment by the executive of such excise tax and any other taxes imposed upon the foregoing payments, the executive retains an amount of the gross-up payment equal to such excise tax.

                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS OF JP FOODSERVICE, INC.
                           ON EXECUTIVE COMPENSATION

         In accordance with the rules of the Securities and Exchange Commission, the Compensation Committee of the Board of Directors of JP Foodservice, Inc. offers this report regarding its executive compensation policy and compensation program for the Chief Executive Officer and other executive officers of the Company in effect for fiscal 1996. This report, as well as the Performance Graph on page 24, are not soliciting materials, are not deemed filed with the Securities and Exchange Commission and are not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

COMPENSATION POLICY

         The Company's primary objective is to promote growth in stockholder value over time. To accomplish this objective, the Company has adopted a comprehensive business strategy. The overall goal of the Compensation Committee is to develop compensation policies and practices which support the attainment of the Company's strategic business objectives. The Compensation Committee uses the services of independent executive compensation consultants in developing and evaluating compensation plans in order to achieve these objectives. During fiscal year 1996, the Company's share price increased by over 78% and the Company achieved substantial increases in earnings per share and return on equity.

         The Compensation Committee annually examines executive compensation levels for the Chief Executive Officer and other executive officers against the compensation of executives employed by companies in the peer group index shown on the performance graph in this proxy statement and certain other foodservice distribution companies. This review also compares the Company's short-term and long-term results with the performance of comparable companies.

         The Company's executive compensation program includes a base salary, annual cash bonuses, and long-term incentive compensation in the form of stock options. Overall, these programs are intended to link executive compensation to the Company's performance. Fixed base salaries generally are set at or below the competitive median, with total potential cash compensation (including bonuses) targeted at the competitive median. The Compensation Committee believes that a substantial portion of cash compensation should be tied to performance-based objectives. To encourage equity ownership by the Company's executives and to link executive compensation with increases in stockholder value, the Compensation Committee intends to provide that a significant portion of total executive compensation will be provided in the form of periodic stock option awards.

         Base Salary. In conjunction with its annual review of base salaries, the Compensation Committee approved salary increases in fiscal year 1996 of 19.1% for the Chief Executive Officer and 6.7% for the Chief Financial Officer. The salary increases were determined based on the Committee's analysis of the Company's performance, individual performance and cost-of-living increases.

         Annual Cash Bonuses. The Company pays annual cash bonuses to its executive officers based upon the achievement of corporate financial and other objectives established by the Compensation Committee for the fiscal year. Executive officers have the opportunity to earn cash bonuses equal to a varying percentage of their base salary, depending upon the attainment of those goals.

         For fiscal year 1996, the bonus objectives of the Chief Executive Officer and Chief Financial Officer were based on earnings per share (weighted 60%), and certain financial and sales objectives (weighted 40%). Applying the bonus formulas specified for fiscal year 1996, the Compensation Committee approved annual bonuses equal to 126% of base salary for the Chief Executive Officer and 107% of base salary for the Chief Financial Officer. For fiscal year 1996, the Company exceeded the earnings per share and met or exceeded the financial and sales objectives established by the Committee, other than one sales objective as to which the performance was satisfactory. In addition to generally exceeding optimum targeted results on the financial and sales objectives, the Committee determined that the Chief Executive Officer and Chief Financial Officer had enhanced stockholder value in fiscal year 1996 through their key roles in discussions relating to a proposed merger with PYA/Monarch, Inc. and the negotiation of the Company's acquisitions of Valley Industries, Inc. and Rotelle, Inc. in fiscal 1996. Finally, the Committee noted that the value of the Company's stock increased significantly during fiscal year 1996.

         Long-Term Incentives. Based upon fiscal year 1996 performance, in fiscal year 1997 the Compensation Committee approved the grant of stock options for 27,537 shares to the Chief Executive Officer and for a total of 54,583 shares to the executive officers in the aggregate (including the Chief Executive Officer). Based upon fiscal year 1996 performance, in fiscal year 1997 the Compensation Committee awarded stock options for 145,000 shares to other members of management.

         In determining the amount and terms of stock options, the Compensation Committee considers each executive's current performance and anticipated future contributions to the Company's performance, and the amount and terms of the options previously granted to the executive by the Company. The grant of stock options to the Chief Executive Officer was based on the Committee's assessment of both his past contributions and his anticipated role in increasing stockholder value.

         Option grants generally are considered only in years when the Company achieve certain earnings per share and return on stockholders' equity targets. The Company exceeded its earnings per share and return on equity objectives for fiscal year 1996, justifying a grant of stock options for fiscal year 1996.

         All stock options granted to executive officers in fiscal year 1996 were nonqualified stock option with an exercise price that was equal to the fair market value of the Common Stock on the date of grant. The options increase in value only to the extent of appreciation in the Company's Common Stock, providing a clear link to enhancement of stockholder value. The stock options vest in increments over a three-year period to emphasize the long-term incentive provided by stock options. Although the Compensation Committee is authorized to grant incentive stock options, stock appreciation rights and restricted stock, the Compensation Committee generally has determined to grant only nonqualified stock options.

         Change of Control Benefits. As discussed on page 20 of this proxy statement, during fiscal year 1996, the Compensation Committee approved employment agreements with certain executives that would apply in the event of a change of control of the Company. In developing these agreements, the Compensation Committee relied upon a report by an
independent consulting firm regarding peer compensation practices.   The
Compensation Committee believes that the agreements approved are consistent with competitive practices and will help to ensure that executives will be motivated to enhance stockholder value.

         Potential Effect of Section 162(m) of the Code. Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation paid to executive employees (other than enumerated categories of compensation, including performance-based compensation) that may be deducted by a publicly-held company. The Committee's policy is to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with the Company's overall objectives and executive compensation policy. Compensation attributable to stock options granted under the Company's stock incentive plans currently is excluded from the $1 million limit as "qualified performance-based compensation" under the transition rules contained in applicable Treasury regulations. None of the Company's executive officers received compensation in fiscal 1996 in excess of the limits imposed under
Section 162(m). The Compensation Committee intends to continue to qualify compensation attributable to stock options as "qualified performance-based compensation" within the meaning of Section 162(m).

                                           COMPENSATION COMMITTEE:

                                           Michael J. Drabb
                                           Eric E. Glass

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

         Ann E. Ziegler, Executive Director-Corporate Development of Sara Lee, served on the Compensation Committee during fiscal year 1996. The following is a description of certain transactions between the Company and Sara Lee and its affiliates, including PYA/Monarch, during fiscal year 1996 and (with respect to transactions that continued during fiscal year 1996) prior periods.

         The Company regularly purchases products from Sara Lee and various Sara Lee affiliates for resale to its customers. Purchases from Sara Lee and such affiliates totaled $64.7 million in fiscal year 1996. The Company believes it purchases such products at prices not more favorable than the prices charged to unrelated distributors of Sara Lee products.

         On March 10, 1989, the Company loaned to PYA/Monarch $110 million in exchange for a note which is due in installments through December 31, 1998 and which has accrued interest at varying annual rates in different periods. On April 19,1989, the Company assumed a promissory note payable to PYA/Monarch in the amount of $112 million which is due in installments through May 31, 1998 and which accrues interest at an annual rate of 11.0%.

Under a Note Offset Agreement between the parties, maturities of principal and accrued interest are settled by offsetting amounts due under the respective notes. In connection with the 1995 recapitalization of the Company, and in consideration for the Company's payment of $1.7 million to PYA/Monarch, the annual interest rate on the $110 million note was increased to 10.80% from 10.35%, effective July 2,1994. The net obligation accrued by the Company under the Note Offset Agreement at June 29, 1996 was $4.1 million.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         The following graph and table show the cumulative total stockholder return on the Company's Common Stock compared to the Standard & Poor's 500 Stock Index and a self-constructed peer group index for the periods between November 16, 1994 (the date the Company's Common Stock began trading on the Nasdaq National Market) and June 26, 1996 (the last trading day in fiscal year
1996). The peer group index is composed of SYSCO Corp., Rykoff-Sexton, Inc. and Performance Food Group Company, all of which are public companies in the broadline foodservice distribution industry. The total stockholder return on each company included in the peer group index has been weighted according to such company's capitalization as of the beginning of each period. The graph assumes $100 was invested on November 16, 1994 in (1) the Company's Common Stock, (2) the Standard & Poor's 500 Stock Index and (3) the foodservice distribution industry peer group index, and assumes reinvestment of dividends.



                             [PERFORMANCE GRAPH]




                                                   Dollars
                                                  ---------
                               November 1994       June 1995       June 1996
                               ---------------------------------------------
JP Foodservice, Inc.              $100               $127             $227
Peer Group                        $100               $111             $130
S&P 500 Index                     $100               $117             $144

                            INDEPENDENT ACCOUNTANTS

         Price Waterhouse has acted as the Company's independent accountants since the Company's 1989 fiscal year. Representatives of Price Waterhouse are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

                         COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. In addition, under Section 16(a), trusts for which a reporting person is a trustee and a beneficiary (or a member of his immediate family is a beneficiary) may have a separate reporting obligation with regard to ownership of the Common Stock and other equity securities of the Company. Such reporting persons are required by rules of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports to be furnished to the Company for fiscal year 1996 or written representations that no other reports were required, the Company believes that the foregoing reporting persons complied with all filing requirements for fiscal year 1996.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         Pursuant to rules of the Securities and Exchange Commission, in order for stockholder proposals to be presented at the 1997 annual meeting of stockholders, such proposals must be received by the Secretary of the Company at the Company's principal office in Columbia, Maryland no later than June 19, 1997. In addition, the Company's Restated Certificate of Incorporation requires that notice of proposals by stockholders to be brought before any annual meeting must be delivered to the Company not less than 90 days prior to the date of the meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting (or not less than 60 days, if the meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year's annual meeting, or, with respect to any other annual meeting, on or before the 15th day following the date of public disclosure of the meeting date). The notice must set forth, as to each matter the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name, age and business and residential addresses, as they appear on the Company's records, of the stockholder proposing such business, (3) the class and number of shares of the Company which are beneficially owned by the stockholder and
(4) any material interest of the stockholder in such business. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the Securities and Exchange Commission.

                                        By Order of the Board of Directors


                                        David M. Abramson
                                        Secretary


Dated:  October 18, 1996


STOCKHOLDERS ARE REMINDED TO SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                                                      EXHIBIT A

                             JP FOODSERVICE, INC.

                   STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

         1. PURPOSE. The purpose of the JP Foodservice, Inc. Stock Option Plan for Outside Directors is to promote the long-term growth of JP Foodservice, Inc. (the "Corporation") by rewarding directors of the Corporation for outstanding long-term performance and to attract, motivate and retain highly qualified and capable outside directors (the "Directors"). All stock options ("Options") granted under the Plan are non-statutory options that do not qualify as incentive stock options intended to meet the requirements of
Section 422 of the Internal Revenue Code of 1986 or any successor provisions. The Plan conforms to the provisions of Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934 (the "'Exchange Act"), as presently in effect.

         2. ELIGIBILITY AND GRANT OF OPTIONS. Subject to approval of the Plan by the shareholders of the Corporation:

                    (a) No director of the Corporation who is an employee of the Corporation or who is a nominee or officer of Sara Lee Corporation or any affiliate of Sara Lee Corporation is eligible to participate in this Plan. Each other director of the Corporation is eligible to participate in the Plan.

                    (b) Each eligible Director shall receive an Option to purchase 5,000 shares of the voting common stock, $0.01 par value, of the Corporation ("Common Stock"), on the date and at the time of the initial closing of the Corporation's initial public offering of Common Stock or, if later, on the date and at the time of such person's initial appointment or election to the position of Director.

                    (c) Each eligible Director who has received an initial grant shall receive an annual grant of an Option to purchase 1,000 shares of Common Stock on each anniversary of the initial grant of an Option to such Director.

The option price for each Option shall be determined as of the date of grant, pursuant to Section 4. The Corporation shall effect the grant of Options under the Plan by the execution and delivery of written option agreements between the Corporation and the Directors receiving the Options ("Optionees"). No Option, nor anything contained in this Plan, shall confer upon any Optionee any right to continue as a Director of the Corporation nor limit in any way the ability of the Board of Directors or the shareholders of the Corporation to terminate such Optionee's service as a Director at any time.

         3. STOCK. The Corporation has reserved an aggregate of 100,000 shares of Common Stock for issuance pursuant to the exercise of Options granted under the Plan. The aggregate number of shares of Common Stock reserved (i) is subject to future adjustments as provided in Section 8 and (ii) shall be reduced by the issuance of shares upon the exercise of Options, but shall not be reduced if Options, for any reason, expire or terminate unexercised. The Corporation shall not be required to issue or deliver any certificate for shares of its Common Stock purchased upon the exercise of any part of an Option before (i) the admission of such shares to listing on any stock exchange on which the Common Stock may then be listed or the approval of such shares for quotation on any automated quotation system on which the Common Stock may then be quoted,
(ii) receipt of any required representations by the Optionee or completion of any required registration or other qualification of such shares under any state or federal law or regulation that the Corporation's counsel shall determine is necessary or advisable, and (iii) receipt of advice by the Corporation's counsel that all applicable legal requirements have been satisfied.

         4. PRICE. Except as provided below, the purchase price of each share of Common Stock covered by an Option (the "Option Price") shall be equal to the fair market value, as hereinafter defined, of one share of Common Stock on the date the Option is granted (the "Option Grant Date"). If the Option is granted in connection with the Corporation's initial public offering, the fair market value shall be the initial offering price to the public. If the Common Stock is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), its fair market value shall be the closing price reported by NASDAQ on the Option Grant Date, provided that if there should be no closing price reported on such date, the fair market value shall be deemed equal to the closing price as reported by NASDAQ for the last preceding date on which sales of Common Stock were reported. In the event the Common Stock is listed upon an established stock exchange or exchanges, the fair market value shall be the closing price of the Common Stock on the exchange that trades the largest volume of Common Stock on the Option Grant Date. In no event shall the Option Price be less than the par value of the Common Stock.

         Payment of the Option Price may be made (i) in cash, (ii) by the surrender of shares of Common Stock owned by the Director exercising the Option and having a fair market value on the date of exercise equal to the aggregate Option Price, or (iii) any combination thereof. Shares of Common Stock surrendered in payment of the Option Price shall be valued at the fair market value thereof, as defined above, on the date of exercise.

         5. TERM AND LIMITATIONS ON EXERCISE. Options may be exercised, in whole or in part, but only with respect to whole shares of Common Stock, as set forth below, by giving timely written notice to the Corporation.

                    (a) The term of any Option shall be ten years from the Option Grant Date. No Option may be exercised after the expiration of its term or after the date set forth in subsection (c), (d), or (e) below, if earlier.

                    (b) Options are exercisable only to the extent they are vested. One-fourth of each Option granted shall vest on the Option Grant Date and an additional one-fourth of such Option shall vest on each of the first, second, and third anniversary of the Option Grant Date provided that the Optionee is a Director on such date. No Options shall be exercisable unless and until the shareholders of the Corporation approve the Plan. No Option may be exercised during the first six months after the Option Grant Date, unless the Optionee dies or becomes disabled (as determined under Title II of the Social Security Act, 42 U.S.C. Sections 301 et seq.) before the expiration of the six-month period.

                    (c) If an Optionee ceases to be a Director after the Optionee attains age sixty-five or on account of the Optionee's death or disability, all outstanding Options granted to such Optionee shall vest and the Optionee (or the Optionee's legatees or distributees or the personal representative of the Optionee's estate, in the event of the Optionee's death) may exercise the Optionee's outstanding Options at any time until the first to occur of (x) the date that is two years after the date on which the Optionee ceases to be a Director or (y) the date on which such outstanding Options expire according to their terms.

                    (d) If an Optionee ceases to be a Director for any reason other than described in subsection (c) above, the Optionee may exercise the Optionee's outstanding Options to the extent vested at any time (subject to the limitations of subsection
                 (b) above) until the first to occur of (x) the date that is three months after the date on which the Optionee ceases to be a Director or (y) the date on which such outstanding Options expire according to their terms.

                    (e) If an Optionee dies after the Optionee ceases to be a Director, but within the time period during which the Optionee's outstanding Options are still exercisable, the Director's outstanding Options may be exercised by the Optionee's legatees or distributees or the personal representative of the Optionee's estate. Such outstanding Options may be exercised at any time (subject to the limitations of subsection (b) above) until the first to occur of (x) the date that is two years after the date on which the Optionee ceases to be a Director or (y) the date on which such outstanding Options expire according to their terms.

                    (f) Notwithstanding the foregoing, in the event of a Change in Control (as defined below) of the Corporation, each Option that has been outstanding for at least six months after the Option Grant Date shall vest and the Option shall be fully exercisable.

                    (g) Definition of Change of Control. A "Change of Control" shall occur when:

                              (i) a "person" or "group" (which terms, when used
                          in this Section 5, shall have the meaning they have when used in Section 13(d) of the Exchange Act) (other than any Sara Lee Entity (as defined below) prior to the closing of the initial public offering of Common Stock, the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation, owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Voting Stock (as defined below) of the Corporation) is or becomes (other than solely by reason of a repurchase of Voting Stock by the Corporation), the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding Voting Stock of the Corporation; or

                             (ii) the Corporation consolidates with or merges
                          with or into another corporation or partnership or conveys, transfers or leases, in any transaction or series of transactions, all or substantially all of its assets to any corporation or partnership, or any corporation or partnership consolidates with or merges with or into the Corporation, in any event pursuant to a transaction in which the outstanding Voting Stock of the Corporation is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where
                          (A) the outstanding Voting Stock of the Corporation is changed into or exchanged for voting stock of the surviving corporation and (B) no "person" or "group" who did not beneficially own 50% or more of the total outstanding Voting Stock of the Corporation immediately prior to such transaction beneficially owns, immediately after such transaction 50% or more of the total outstanding voting stock of the surviving corporation, or the Corporation is liquidated or dissolved or adopts a plan of liquidation or dissolution; or

                             (iii) during any consecutive two-year period,
                          individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Corporation was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

                                  The term "Sara Lee Entity" means (i) Sara Lee
                          Corporation, a Maryland corporation ("Sara Lee"),
                          (ii) PYA/Monarch, Inc., a Delaware corporation, (iii) the Sara Lee Foundation, and (iv) any domestic or foreign corporation or entity of which Sara Lee owns, directly or indirectly, at least 50% of the total combined voting power of such corporation or other entity. The term "Voting Stock" means all capital stock of the Corporation which by its terms is entitled under ordinary circumstances to vote in the election of directors.

                    (h) Notwithstanding anything herein to the contrary, Options shall be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3, or any replacement rule adopted pursuant to the provisions of the Exchange Act, as the same now exists or may, from time to time, be amended.

                    (i) The exercise of any Option and delivery of the Option shares shall be contingent upon the receipt by the Corporation of the Option Price in cash or shares of Common Stock as provided in Section 4.

         6. NON-TRANSFERABILITY OF OPTIONS. Options, by their terms, shall not be transferable by the Optionee during the Optionee's lifetime and may not be assigned, exchanged, pledged, transferred, or otherwise encumbered or disposed of except pursuant to a qualified domestic relations order, by will or by the applicable laws of descent and distribution. Options shall be exercisable during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative.

         7. TAX WITHHOLDING. To the extent required by applicable federal, state, local, or foreign law, an Optionee shall make arrangements acceptable to the Corporation for the satisfaction of any withholding tax obligations that arise by reason of the exercise of an Option or any sale of the shares of Common Stock acquired upon exercise of an Option. The Corporation shall not be required to issue shares until such obligations are satisfied. The Corporation may permit such obligations to be satisfied by having the Corporation withhold a portion of the shares of Common Stock that otherwise would be issued to the Optionee upon exercise of the Option.

         8. EFFECT OF STOCK DIVIDENDS AND OTHER CHANGES. Appropriate adjustments shall be made to the Option Price and the number of shares subject to Options if there are any changes in the Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, or consolidations.

         9. ADMINISTRATION OF THE PLAN. The Board of Directors shall be responsible for the proper implementation of the Plan, but the Board of Directors shall not exercise any discretion with respect to the administration of the Plan. As required by Rule 16b-3, a person who does not meet the requirements of a "disinterested person" under Rule 16b-3 may not be given discretion concerning the administration of the Plan.

         10. EXPIRATION AND TERMINATION OF THE PLAN. Options may be granted under the Plan at any time until the Plan is terminated by the Board of Directors or until such earlier date on which termination of the Plan shall be required by applicable law. If not sooner terminated, the Plan shall terminate automatically on November 4, 2004, which is ten years from the date on which the Plan was originally approved by the Board of Directors. Options granted under the Plan prior to its termination shall remain outstanding following the Plan's termination and shall be exercisable in accordance with their terms.

         11. AMENDMENTS. The Board of Directors may from time to time make such changes in and additions to the Plan as it may deem proper; provided that, if and to the extent required by Rule 16b-3, no change shall be made that increases the total number of shares reserved for issuance pursuant to Options granted under the Plan (except pursuant to Section 8), expands the class of persons eligible to receive Options, or materially increases the benefits accruing to Optionees under the Plan, unless such change is authorized by the shareholders. In addition, if and to the extent required by Rule 16b-3, the provisions of the Plan may not be amended more frequently than once every six months unless otherwise required by law and permitted by Rule 16b-3. The termination of the Plan or any change or addition to the Plan shall not, without the consent of any Optionee who is adversely affected thereby, alter any Options previously granted to the Optionee pursuant to the Plan.

         12. GOVERNING LAW. The Plan and each Option granted under the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

         13. EFFECTIVE DATE. The Plan shall be effective on the date and at the time of the initial closing of the Corporation's initial public offering of Common Stock, subject to the approval of the Plan on or before such date by a
majority of the voting shares represented and entitled to vote.   The amendment
to the Plan to increase the number of shares available for issuance under the Plan from 40,000 to 100,000 shares shall be effective on the date and at the time such amendment is approved by a majority of the voting shares represented and entitled to vote.

JP FOODSERVICE, INC.
9830 Patuxent Woods Drive
Columbia, Maryland  21046
--------------------------------------------------------------------------------
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                JP FOODSERVICE, INC. FOR THE ANNUAL MEETING ON
                        NOVEMBER 15, 1996 AT 10:00 AM

                              JP FOODSERVICE, INC.
                 9830 PATUXENT WOODS DRIVE, COLUMBIA, MD 21046

         The undersigned appoints David M. Abramson and George T. Megas, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of JP Foodservice, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on November 15, 1996, and at any adjournment or postponement thereof, as indicated on the reverse side. The undersigned further authorizes such proxies to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.


                                        JP FOODSERVICE, INC.
                                        P.O. BOX 11069
                                        NEW YORK, N.Y.  10203-0069


            (Continued, and to be signed and dated on reverse side.)

1. Election of   FOR all nominees / /  WITHHOLD AUTHORITY to / / *EXCEPTIONS / /
   Directors     listed below          vote for all nominees
                                       listed below.


Nominees:  Lewis Hay, III, Jeffrey D. Serkes and Mark P. Kaiser
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
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2.  Amendment to the Restated Certificate of Incorporation of JP Foodservice,
Inc. to increase the number of authorized shares of Common Stock from 45,000,000 shares to 75,000,000 shares.


             / /    FOR          / /    AGAINST      / /    ABSTAIN

3. Amendment to the Stock Plan for Outside Directors of JP Foodservice, Inc. to increase the number of shares of Common Stock authorized for issuance from 40,000 to 100,000 shares.


             / /    FOR          / /    AGAINST      / /    ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.


                                              Change of Address and   / /
                                              or Comments Mark Here

                             The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

                             Dated:                              , 1996.
                                     ----------------------------


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                                              Signature

                             ----------------------------------------------
                                              Signature

                             VOTES MUST BE INDICATED (X) IN BLACK OR BLUE
                             INK.                                          / X /


(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)